CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$2,872,000	$204.77
due 2011

April 2010 Pricing Supplement No. 353 Registration Statement No. 333-156423 Dated April 26, 2010 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies

PLUS due October 25, 2011

Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + Korean won + Mexican peso
Performance Leveraged Upside SecuritiesSM

The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	April 26, 2010
Original issue date:	April 29, 2010 (3 business days after the pricing date)
Maturity date:	October 25, 2011
Aggregate principal amount:	$2,872,000
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Initial Exchange Rate	Reuters Page	Weighting
	Brazilian real	1.7446	BRFR	33.3333%
	Korean won	1,104.00	KFTC18	33.3333%
	Mexican peso	12.165	WMRSPOT10	33.3333%
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,800 per PLUS (180% of the stated principal amount)
Currency performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date as specified under “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	October 20, 2011
CUSIP / ISIN:	617482JW5 / US617482JW50
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$2,872,000	$57,440	$2,814,560
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is 99.25% per PLUS. Please see “Syndicate Information” on page 5 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Currency-Linked PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying  prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the basket as a whole relative to the U.S. dollar on the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 26, 2010	April 29, 2010 (3 business days after the pricing date)	October 25, 2011

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,872,000
Issue price:	$1,000 per PLUS (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 and integral multiples thereof
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Initial Exchange Rate	Reuters Page	Weighting
	Brazilian real (BRL)	1.7446	BRFR	33.3333%
	Korean won (KRW)	1,104.00	KFTC18	33.3333%
	Mexican peso (MXN)	12.165	WMRSPOT10	33.3333%
Payment at maturity:
•      If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.

A weakening of one or more basket currencies relative to the U.S. dollar will partially or wholly offset any strengthening of any of the other basket currencies such that the basket performance may be less than zero, in which case you will receive an amount at maturity that is less than the $1,000 stated principal amount of the PLUS.  There is no minimum payment at maturity.

Please see “Hypothetical Payouts on the PLUS at Maturity” beginning on page 7 for full examples of how to calculate the basket performance at maturity.
Leverage factor:	200%
Maximum payment at maturity:	$1,800 per PLUS (180% of the stated principal amount)
Currency performance value:
With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency relative to the U.S. dollar, as represented by the following formula:
[(initial exchange rate / final exchange rate) – 1] x weighting

Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date as specified under “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.
Exchange rate:
With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source.  See “General Terms of the PLUS—exchange rate” in the accompanying prospectus supplement for Currency-Linked PLUS.

Reference source:	BRL: Reuters “BRFR” | KRW: Reuters “KFTC18” | MXN: Reuters “WMRSPOT10”
Valuation date:	October 20, 2011
Risk factors:	Please see “Risk Factors” beginning on page 10.

April 2010	Page 2

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482JW5
ISIN:	US617482JW50
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although, under current law, the issuer intends to treat the PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have increased the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, could have increased the value relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Currency-Linked PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in

April 2010	Page 3

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

April 2010	Page 4

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
100%	2.00%	<$1MM
99.625%	1.625%	>$1MM and <$3MM
99.4375%	1.4375%	>$3MM and <$5MM
99.25%	1.25%	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This is a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2010	Page 5

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,800 per PLUS (180% of the stated principal amount)

How it works

¡
If the basket performance is positive, investors would receive the $1,000 stated principal amount plus 200% of the appreciation of the basket relative to the U.S. dollar, subject to the maximum payment at maturity.  In the payoff diagram, an investor would realize the maximum payment at maturity at a basket performance of 40%.  Based on the terms of the PLUS:

–	If the basket performance is 10%, investors would receive a 20% return, or $1,200 per PLUS.

–	If the basket performance is 40%, investors would receive only the maximum payment at maturity of 180% of the stated principal amount, or $1,800 per PLUS.

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If the basket performance is less than or equal to zero, investors will receive an amount that is less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% depreciation of the basket relative to the U.S. dollar.

–	If the basket performance is –20%, investors would lose 20% of their principal and receive only $800 per PLUS at maturity, or 80% of the stated principal amount.

April 2010	Page 6

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Hypothetical Payouts on the PLUS at Maturity

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	33.3333%	1.77610	1.61464	10%
KRW	33.3333%	1,136.90000	1,033.54545	10%
MXN	33.3333%	12.47880	11.34436	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  33.3333%, plus

[(Initial KRW exchange rate / Final KRW exchange rate) – 1]  x  33.3333%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  33.3333%

So, using the hypothetical exchange rates above:

[(1.77610 / 1.61464) – 1] x 33.3333% = 3.3333%, plus
[(1,136.90000 / 1,033.54545) – 1] x 33.3333% = 3.3333%, plus
[(12.47880 / 11.34436) – 1] x 33.3333% = 3.3333%

Basket performance	=	10%
Payment at maturity	=	$1,000 + leveraged upside payment
	=	$1,000 + ($1,000 x basket performance x leverage factor)
	=	$1,000 + ($1,000 x 10% x 200%)
	=	$1,200

Because the basket performance is positive, the payment at maturity will equal $1,000 plus the leveraged upside payment.  The payment at maturity per PLUS will be $1,200, or the stated principal amount of $1,000 plus the leveraged upside payment of $200.

April 2010	Page 7

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Example 2:  The basket performance is less than zero.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	33.3333%	1.77610	1.69152	5%
KRW	33.3333%	1,136.90000	1,421.12500	–20%
MXN	33.3333%	12.47880	17.82686	–30%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[(1.77610/ 1.69152) – 1] x 33.3333% = 1.6667%, plus
[(1,136.90000 / 1,421.12500) – 1] x 33.3333% = –6.6667%, plus
[(12.47880 /17.82686) – 1] x 33.3333% = –10.0000%

Basket performance	=	–15%
Payment at maturity	=	$1,000 x (1 + basket performance)
	=	$1,000 x [1 + (–15%)]
	=	$850

Because the basket performance is less than zero, the payment at maturity will equal (i) $1,000 times (ii) 1 plus the basket performance, or $850 per PLUS, which is less than the stated principal amount by an amount proportionate to the percentage depreciation of the basket relative to the U.S. dollar.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the PLUS as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the strengthening of the Brazilian real relative to the U.S. dollar by 5% is more than offset by the weakening of the Korean won and the Mexican peso by 20% and 30%, respectively.

April 2010	Page 8

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based on the basket performance, determined as follows:

If the basket performance is positive:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,800 per PLUS,

Currency performance value  = [(initial exchange rate / final exchange rate) – 1] x weighting

If the basket performance is less than or equal to zero:

$1,000   ×   (1  +  basket performance)

The payment at maturity will therefore be less than or equal to the stated principal amount.  There is no minimum payment at maturity on the PLUS.

April 2010	Page 9

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Risk Factors

The PLUS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the PLUS.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the PLUS and the suitability of such PLUS in light of your particular circumstances.  The PLUS are not secured debt and investing in the PLUS is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the PLUS.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement for Currency-Linked PLUS and prospectus.  You should carefully consider whether the PLUS are suited to your particular circumstances in connection with your investment.

▪
PLUS do not pay interest or guarantee the return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than or equal to zero, you will receive an amount in cash at maturity that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket of currencies relative to the U.S. dollar.  There is no minimum payment at maturity on the PLUS.

▪
Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,800 per PLUS, or 180% of the stated principal amount.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 180% of the stated principal amount, the basket performance that is greater than 40% will not further increase the return on the PLUS.

▪
The PLUS are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the PLUS.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

▪
Market price of the PLUS may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the PLUS more than any other single factor.  Other factors that may influence the value of the PLUS include: (i) the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the PLUS; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.  The PLUS are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the PLUS.  For special risks related to each of the basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars.  Since then the exchange rate has fluctuated considerably.  In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Korean won

The exchange rate between the Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the Korean won lost roughly half of its value against

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the Korean won and the U.S. dollar.

Mexican peso

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008, the Mexican peso continued to depreciate against the dollar on worries about the trouble in the global financial markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

▪
Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the PLUS.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the PLUS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the PLUS in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the PLUS and the return on an investment in the PLUS.

▪
Even though currencies trade around-the-clock, the PLUS will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the PLUS, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the PLUS.  The possibility of these movements should be taken into account in relating the value of the PLUS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies and a graph of the historical performance of the basket (assuming that each of the basket currencies is equally weighted in the basket) in this pricing supplement under “Historical Information” on page 15.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance is less than zero, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the PLUS.

▪
Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the PLUS.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the PLUS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, has determined the initial exchange rate and will determine the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the PLUS (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies. Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could have increased the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Currency-Linked PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the PLUS should be treated as debt instruments, whereupon the timing and character of income might

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

differ significantly.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the PLUS and recognize gain or loss at the close of each taxable year for which it holds the PLUS as if the PLUS were sold for their fair market value on the last day of such taxable year.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.   Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2005 through April 26, 2010.  The related graphs set forth the daily exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  We cannot give you any assurance that the basket will strengthen relative to the U.S. dollar over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

BRL (# BRL / USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7813
Second Quarter (through April 26, 2010)	1.7813	1.7455	1.7465

Brazilian real January 1, 2005 through April 26, 2010 (expressed as units of BRL per USD)

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

KRW (# KRW / USD)	High	Low	Period End
2005
First Quarter	1,058.90	999.85	1,015.45
Second Quarter	1,034.50	996.50	1,034.50
Third Quarter	1,054.00	1,012.00	1,042.40
Fourth Quarter	1,058.50	1,009.35	1,010.00
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.32	922.45	923.90
Third Quarter	950.50	913.95	915.27
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter	1,171.88	1,119.95	1,131.30
Second Quarter (through April 26, 2010)	1,126.25	1,103.80	1,103.80

Korean won January 1, 2005 through April 26, 2010 (expressed as units of KRW per USD)

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

MXN (# MXN / USD)	High	Low	Period End
2005
First Quarter	11.38180	10.98530	11.17020
Second Quarter	11.24450	10.74200	10.74900
Third Quarter	10.90900	10.57900	10.75900
Fourth Quarter	10.95350	10.42170	10.63490
2006
First Quarter	11.01600	10.43520	10.87400
Second Quarter	11.48250	10.85200	11.34630
Third Quarter	11.24790	10.77120	10.98500
Fourth Quarter	11.08780	10.72180	10.80320
2007
First Quarter	11.21650	10.81740	11.04930
Second Quarter	11.02110	10.71530	10.80840
Third Quarter	11.19500	10.73780	10.93540
Fourth Quarter	11.01610	10.65420	10.89880
2008
First Quarter	10.99750	10.64200	10.64200
Second Quarter	10.58270	10.26750	10.30970
Third Quarter	11.03200	9.85810	10.93780
Fourth Quarter	13.90000	10.96010	13.67330
2009
First Quarter	15.56670	13.38020	14.17220
Second Quarter	14.05050	12.94650	13.18500
Third Quarter	13.74820	12.83300	13.51150
Fourth Quarter	13.76190	12.63900	13.09140
2010
First Quarter	13.21680	12.36500	12.36500
Second Quarter (through April 26, 2010)	12.32230	12.15180	12.15180

Mexican peso January 1, 2005 through April 26, 2010 (expressed as units of MXN per USD)

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Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for currency-Linked PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for currency-linked PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at ..www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at ..www.sec.gov as follows:

Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for currency-linked PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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